Exhibit 99.1

Contact:
Edward Rubin, CEO
212-356-0511

Rodman & Renshaw Capital Group, Inc. Announces Termination of Cowen Initiative

New York, NY, March 25, 2009 – Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) today announced that in light of current market conditions its Board of Directors has determined to terminate pursuit of a business combination transaction with Cowen Group, Inc.

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC.

Rodman & Renshaw, LLC is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to investor clients that focus on such companies. Rodman is a leading investment banking firm with particular emphasis on “essential” industries with significant capital needs, including health care (especially life science), energy (especially upstream oil and gas) and metals/mining (ferrous and non-ferrous metals), as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

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